ADVEST
Serving Investors Since 1898

                           THE ADVEST GROUP, INC.
                            90 State House Square
                         Hartford, Connecticut 06103

                              December 22, 1997




                Notice of Annual Meeting and Proxy Statement


The Annual Meeting of Stockholders of The Advest Group, Inc. will be held Thursday, January 29, 1998 at 10:30 a.m. at The Court Room of the Old State House, 800 Main Street, Hartford, Connecticut 06103, for the following purposes:

     1.   To elect three directors;

     2. To vote on the stockholder proposal described in the attached Proxy Statement, if the proposal is presented at the meeting; and

     3. To transact such other business as may properly come before the meeting or any adjournment.

Record holders of Common Stock as of the close of business on December 10, 1997 are entitled to receive notice of and vote at the meeting or any adjournment.

Whether or not you plan to attend, please sign and date the enclosed proxy
and return it promptly in the envelope provided.   If you are present at the
meeting and would prefer to vote in person rather than by proxy, you would, of course, have that privilege.



               By Order of the Board of Directors





               Lee G. Kuckro
               Secretary

ADVEST
Serving Investors Since 1898

                        Proxy Statement

This Proxy Statement is being furnished on or about December 22, 1997 in connection with the solicitation of proxies by the Board of Directors of The Advest Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held Thursday, January 29, 1998. Stockholders of record at the close of business on December 10, 1997 are entitled to notice of and to vote at the meeting. On that record date, 8,680,332 shares of the Company's Common Stock were outstanding and entitled to vote.

Properly signed proxies will be voted in accordance with the stockholder's directions. Where specific choices are not indicated, proxies will be voted for proposal 1 and against proposal 2. If a proxy or a ballot indicates that a stockholder or nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of the votes cast with regard to that proposal. Those shares will be counted as in attendance at the meeting for purposes of determining a quorum. Any proxy may be revoked at any time before it is voted by delivery of written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. A plurality of the votes cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office (proposal 1).
An affirmative majority of the votes cast at the meeting in person or by proxy is required for approval of the stockholder proposal (proposal 2). Each share is entitled to one vote.

All costs of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, mail and personal interview. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

Shares owned through the Company's Dividend Reinvestment Plan on the record date are included in the share ownership figures presented on the enclosed proxy card. Fractional shares held in the plan have no voting rights.

                        PROPOSAL 1.  ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes whose terms expire at different times. The Board of Directors has fixed the number of directors at ten and has selected three nominees for election at the Annual Meeting. The nominees are Ronald E. Compton, William B. Ellis and Marne Obernauer, Jr. Mr. Ellis is currently a director and has been nominated for election to an additional three-year term expiring in 2001. Messrs. Compton and Obernauer are not currently directors and have each been nominated for a three-year term expiring in 2001. Information regarding the three nominees and the seven continuing directors whose terms expire in 1999 or 2000 is set forth below.

The accompanying proxy will be voted for the election of the Board's nominees, unless contrary instructions are given. If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for the remaining Board nominees and, unless the number of directors is reduced by the Board, for such other person as the Board may designate. All nominees have indicated that they are willing and able to serve as directors if elected.

        Nominees for Election to the Board for Three-Year Terms
          Expiring at the 2001 Annual Meeting of Stockholders


Ronald E. Compton                                        Nominee for Director
Mr. Compton, age 64, is Chairman and Chief Executive Officer of Aetna Inc. Since joining Aetna in 1954, Mr. Compton has held various positions of increasing responsibility. He became President of Aetna in 1988 and held that position until March 1997. He was appointed Chairman and Chief Executive Officer of Aetna in 1992. Mr. Compton has served as a Director of Aetna Inc. since 1996, and of its predecessor, Aetna Life & Casualty Company, since 1988. He is Chairman of the Aetna Foundation, Inc.

William B. Ellis                                          Director since 1996
Mr. Ellis, age 57, is a Senior Fellow at Yale University School of Forestry and Environmental Studies. Prior to August 1995, he served as Chairman of the Board of Northeast Utilities and prior to 1993 he served as Chief Executive Officer of that corporation. Mr. Ellis is a Director of Catalytica Combustion Systems, Inc., HSB Group, Inc., Massachusetts Mutual Life Insurance Company and the Greater Hartford Chamber of Commerce. He is also a member of the Board of the National Museum of Natural History of the Smithsonian Institution and the Conservation Science Advisory Board of The Nature Conservancy and is Chairman of the Board of the HIV Action Initiative.

Marne Obernauer, Jr.                                     Nominee for Director
Mr. Obernauer, age 54, has served as Chairman and Chief Executive Officer of Devon Group, Inc. since 1986. He is also a director of Beverage Distribution Corp. Mr. Obernauer is a Founding Member and Vice Chairman of the American Business Conference, Inc. and a Director of the Committee For A Responsible Federal Budget. He is also a Director of The Associates of The Harvard Business School and a Trustee of Trinity School.

                  Members of the Board Continuing in Office
           Terms Expire at the 1999 Annual Meeting of Stockholders

Richard G. Dooley                                         Director since 1983
Mr. Dooley, age 68, served as Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company from 1978 through his retirement in 1993. He continues to act as consultant to that company. Mr. Dooley is a Director of HSB Group, Inc., Investment Technology Group, Inc., Jefferies Group, Inc., Kimco Realty Corp., and certain Massachusetts Mutual-sponsored investment companies.

Robert W. Fiondella                                       Director since 1984
Mr. Fiondella, age 55, joined the then Phoenix Mutual Life Insurance Company in 1969. He served as General Counsel to Phoenix Mutual until his appointment as Executive Vice President of that corporation in 1983. He is currently the Chairman, President and Chief Executive Officer of Phoenix Home Life Mutual Life Insurance Company and a Director of Barnes Group, Inc. Mr. Fiondella served on the Board from 1984 to 1992 and from January 1995 to the present.

John A. Powers                                            Director since 1992
Mr. Powers, age 71, was employed by Heublein Inc. in 1973, becoming President and Chief Executive Officer in 1983 and Chairman and Chief Executive Officer in 1986. He retired in December 1991.

                  Members of the Board Continuing in Office
           Terms Expire at the 2000 Annual Meeting of Stockholders

Sanford Cloud, Jr.                                        Director since 1995
Mr. Cloud, age 53, has been President and Chief Executive Officer of the National Conference of Christians and Jews since April 1994. Prior to that, he was an attorney in private practice (from 1993 to 1994) and Vice President, Corporate Public Involvement for Aetna Life and Casualty Company and Executive Director of the Aetna Foundation (from 1986 to 1992). Mr. Cloud is a Director of Yankee Energy Systems, Inc., the Hartford Seminary and the Juvenile Diabetes Foundation and is Chairman of the Board of the Children's Fund of Connecticut.

Grant W. Kurtz                                            Director since 1989
Mr. Kurtz, age 55, is President of the Company and Advest, Inc. He joined the Company in 1985 and became Senior Executive Vice President of the Company and Advest, Inc. in 1988. In October 1990, Mr. Kurtz became President of Advest, Inc. and in March 1995 he became President of the Company. Mr. Kurtz is a member of the Board of Directors of The Connecticut Council on Economic Education, The Boys & Girls Clubs of Hartford Inc., The Hartford Ballet, The Connecticut Business and Industry Association and The Connecticut Rivers Council of Boy Scouts of America.

Barbara L. Pearce                                         Director since 1996
Ms. Pearce, age 43, has been President of H. Pearce Real Estate Company, a full-service real estate firm located in New Haven, Connecticut, since 1986. Ms. Pearce is Chairman of the Board of Long Wharf Theatre, Chairman of the Greater New Haven Regional Leadership Council, and Treasurer of The Foote School.

Allen Weintraub                                           Director since 1977
Mr. Weintraub, age 62, is Chief Executive Officer and Chairman of the Board of the Company and Advest, Inc. He joined a predecessor company in 1955 and became President of the Company in 1989, Chief Executive Officer in 1990 and Chairman of the Board in December 1993. Mr. Weintraub is a Director of Phoenix Real Estate Securities, Inc. and Advest Bank.

                           Members not Continuing

George A. Boujoukos, Executive Vice President of Capital Markets of Advest, Inc., will be concluding his term of service on the Board effective at the Annual Meeting. Mr. Boujoukos has served on the Board since 1977.

Anthony A. LaCroix, currently Vice Chairman of the Board of Directors, will be retiring from the Board effective at the Annual Meeting. Mr. LaCroix joined the Company in 1964, became a Director in 1977, and served as Chief Executive Officer from 1979 to 1990 and as Chairman from 1982 through 1993.

The Board wishes to express its sincere gratitude to Messrs. Boujoukos and LaCroix for their many years of service to the Company.

                    Committees of the Board of Directors

The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee and a Human Resources Committee.

The Executive Committee, which consists of Messrs. Weintraub (Chairman), Dooley, Kurtz and LaCroix, has authority to act on behalf of the Board of Directors between the meetings of the Board except with respect to fundamental changes and certain other major matters.

The Audit Committee, which consists of Messrs. Powers (Chairman), Cloud, Dooley and Ellis and Ms. Pearce, is primarily responsible for reviewing the scope of the audits conducted by the Company's independent accountants, analyzing the reports and recommendations of the accountants, and reviewing various internal audit reports.

The Nominating Committee, which consists of Messrs. LaCroix (Chairman), Dooley, Powers and Weintraub, is responsible for nominating the slate of directors to be recommended for election to the Company's Board of Directors at the next-following Annual Stockholders' Meeting. The Nominating Committee will consider recommendations for director nominations from shareholders. Shareholders wishing to propose nominees for consideration should write to Lee G. Kuckro, Secretary, at the principal executive office of the Company. In addition, shareholders who wish to nominate candidates for election to the Board may do so by complying with the nomination requirements of the Company's By-laws. Information concerning these requirements may be obtained by writing the Company's Secretary.

The Human Resources Committee, which consists of Messrs. Dooley (Chairman), Cloud, Ellis, Fiondella and Powers, determines the compensation of senior management, subject to the authority reserved to the Board of Directors. The Committee also administers the Company's incentive bonus plans and stock option plans.

During the fiscal year ended September 30, 1997, the Board of Directors met six times, the Executive Committee did not meet, the Audit Committee met four times, the Nominating Committee met once and the Human Resources Committee met twice. Each continuing director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served.

                   Compensation of Non-employee Directors

Non-employee directors receive an annual retainer of $10,000, a fee of $2,000 for each meeting of the Board attended and a fee of $750 for each committee meeting or informational meeting attended. Non-employee committee chairmen receive an additional $500 for each meeting of that committee which they attend. Non-employee chairmen or vice chairmen of the Board receive a fee of $10,000 for each Board meeting attended. Under the Non-Employee Director Equity Plan, a portion of the annual retainer and per meeting fee of each non-employee director (but not less than 50% of the annual retainer for any director) is deferred and, at the conclusion of the applicable deferral period, will be paid in shares of Company common stock. The number of shares paid is based on market value at the time of deferral. Shares will be delivered to the directors after a five-year period or earlier under certain specified circumstances. Under the 1994 Non-Employee Director Stock Option Plan each non-employee director receives on the date of the Annual Meeting an option to purchase 2,500 shares of Common Stock.

                              Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on review of copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended September 30, 1997 all such reporting requirements were complied with in a timely manner.

                   OWNERSHIP OF THE COMPANY'S COMMON STOCK

                Ownership by Directors and Executive Officers

The following table sets forth the beneficial ownership of the Company's Common Stock as of December 1, 1997 by each director, each nominee for director, each executive officer named in the Summary Compensation Table, and all directors, nominees and executive officers as a group. All individuals named in the table have sole voting and investment power over the shares reported as owned, except as otherwise stated.

                                       Number                 Percentage
      Name                          of Shares(1)                of Class
      ----                          ------------                --------

      Allen G. Botwinick               36,825     (2)(3)(4)            *
      George A. Boujoukos             154,611     (2)(4)           1.76%
      Harry H. Branning                17,268     (2)(4)               *
      Sanford Cloud, Jr.                2,279     (2)                  *
      Ronald E. Compton                 1,000     (5)                  *
      Richard G. Dooley                11,984     (2)                  *
      William B. Ellis                  1,669                          *
      Robert W. Fiondella               8,815     (2)                  *
      Grant W. Kurtz                  104,689     (2)(3)(4)        1.20%
      Anthony A. LaCroix               46,310     (2)                  *
      Marne Obernauer, Jr.              1,000     (5)                  *
      Barbara L. Pearce                   421                          *
      John A. Powers                    3,169     (2)                  *
      Allen Weintraub                 166,930     (2)(4)           1.90%
      All directors, nominees and
        executive officers as a
        group (17 persons)            572,757     (2)(3)(4)        6.55%

 *      Less than one percent

(1) As used in this Proxy Statement, "beneficial ownership" means sole or shared power to vote and/or sole or shared investment power with respect to shares of Common Stock, or the right to acquire such power within 60 days. Individual totals include the following shares deliverable under Advest equity plans: Botwinick (6,829); Boujoukos (11,890); Branning (7,809); Cloud
(669); Dooley (669); Ellis (669); Fiondella (2,315); Kurtz (4,746); Pearce
(321); Powers (669); Weintraub (21,465); all directors, nominees and executive officers as a group (93,526).

(2) Includes the following shares subject to options exercisable within 60 days of 12/1/97: Botwinick (8,334); Boujoukos (2,500); Branning (1,000);
Cloud (500); Dooley (500); Fiondella (500); Kurtz (22,334); LaCroix (500);
Powers (500); Weintraub (41,667); all directors, nominees and executive officers as a group (108,337).

(3) Includes the following shares owned by members of such persons' immediate families residing in the same household: Botwinick (900); Kurtz (4,000); all directors, nominees and executive officers as a group (5,321). Beneficial ownership of certain of these shares may be disclaimed.

(4) Includes the following shares held in Advest Thrift Plan ESOP and 401(k) Accounts: Messrs. Botwinick (5,781); Boujoukos (4,726); Branning (2,801); Kurtz (668); Weintraub (4,726); all directors, nominees and executive officers as a group (27,589).

(5)     Reflects acquisitions during December 1997.

                     Ownership by Certain Other Persons

The following table sets forth information regarding all persons known to the Company to be the beneficial owner of more than five percent of the Common Stock of the Company as of December 1, 1997.

                                    Number                 Percentage
Name and Address                 of Shares                   of Class
----------------               -----------                  ---------

   Mr. Peter R. Kellogg
   c/o Spear, Leeds & Kellogg
   120 Broadway
   New York, NY 10271            1,564,500  (1)                18.12%

   The Advest Thrift Plan
   Advest, Inc., as Fiduciary
   90 State House Square
   Hartford, CT  06103             628,267  (2)                 7.28%

(1) Such information as to beneficial ownership is derived from a Report on Form 4 for the month of November 1993 filed by Mr. Kellogg. In that Form 4, Mr. Kellogg reported direct beneficial ownership of 500,000 shares. In addition, Mr. Kellogg reported indirect beneficial ownership as follows:
910,000 shares held by a corporation of which Mr. Kellogg is the sole holder of voting stock; 100,000 shares held by Mr. Kellogg's spouse; 20,000 shares held by a non-profit corporation of which Mr. Kellogg is a trustee; and 34,500 shares held by a firm of which Mr. Kellogg is a senior Managing Director. Mr. Kellogg disclaimed beneficial ownership of such indirect holdings. Mr. Kellogg has advised the Company that, pursuant to an arrangement with the Office of Thrift Supervision, at the Annual Meeting all of these shares will be voted in proportion to the votes cast by all other shareholders.

(2) Represents shares held by the Advest Thrift Plan of the Company (the "ATP") in participant ESOP accounts (536,119 shares) and 401(k) accounts
(92,148).  Advest, Inc. acts as trustee for the ATP.   Participants may
direct the voting of shares held in their ATP ESOP and 401(k) accounts. Participants may elect to acquire or dispose of shares held within their ATP 401(k) accounts but not within their ATP ESOP accounts.

                           EXECUTIVE COMPENSATION

                   Report of the Human Resources Committee

The Human Resources Committee of the Board of Directors (the "Committee") determines the compensation of the Chief Executive Officer and other executive officers named in the Summary Compensation Table set forth below. The Committee administers the Company's incentive bonus plans and equity and stock option plans. The Company's compensation philosophies and determinations are based on the policies described in this report and the industry specific compensation data collected and analyzed with the assistance of a compensation consulting firm. The Company's compensation practices, which relate to all officers including the Chief Executive Officer, are designed to attract, retain, and reward senior executives who contribute to the long- and short-term success of the Company's business. One of the tools used by the Committee to design a competitive program was a review of compensation packages offered by a group of regional brokerage firms which are substantially the same firms as those used in constructing the share performance chart.

The Company's present executive compensation arrangement consists of base salary, a Management Incentive Plan providing formula-based incentive compensation, an Executive Equity Program allowing for the purchase of
Company stock on a discretionary basis, and stock option grants.   It is
customary in the industry for a substantial majority of total compensation to be provided to executives through bonus payments and stock vehicles. The Committee's compensation philosophy is consistent with this industry norm. The Committee focuses on the compensation program in its entirety considering together all components.

Consistent with the Company's and Committee's belief that a significant portion of management's compensation should be based on the Company's financial performance, no changes were made to base salaries for the Chief Executive Officer and other executive officers during fiscal 1997.

The Management Incentive Plan for fiscal 1997 provided for incentive compensation for executive officers based upon the Company's pretax income over specified threshold performance levels. The threshold performance levels established for fiscal 1997 exceeded those established for the prior fiscal year. This reflected the Committee's view that continued enhancement of profitability is very important and should be rewarded. Pretax income during fiscal 1997 did exceed the threshold level and, based on the plan formula, amounts were paid to the Chief Executive Officer and other executive officers as shown in the accompanying table. Although pretax income during fiscal 1997 was higher than during fiscal 1996, because of the increase in performance threshholds incentive compensation under the Management Incentive Plan for fiscal 1997 was lower than for fiscal 1996.

At senior management's request, some of the amount calculated from the formula for their awards was used to reward other significant contributors to the Company's performance.

Also during fiscal 1997, option grants were made to the Chief Executive Officer and other executive officers. These awards consisted exclusively of option grants made in connection with the investment by the executive officer of a portion of their compensation in restricted stock under the Executive Equity Program. Those option awards further support the Company's and Committee's objective of encouraging greater equity ownership by executive officers and linking a significant portion of management's compensation to increasing shareholder value. Beginning with fiscal 1998, under the newly adopted Key Professional Equity Plan certain executive officers will be required to invest a portion of their incentive compensation in restricted shares of the Company's stock.

           Richard G. Dooley, Chairman
           Sanford Cloud, Jr.
           William B. Ellis
           Robert W. Fiondella
           John A. Powers

                          Summary Compensation Table

The following table sets forth all compensation earned by or paid or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown. No information is presented for years prior to the year in which the individual became an executive officer of the Company.

                                      Annual          Long  Term
                                   Compensation      Compensation
                                ----------------- -------------------
                                                      Re-   Securities      All
Name and                                         stricted   Underlying    Other
Principal               Fiscal                      Stock          Op-  Compen-
Position                  Year  Salary(1) Bonus(1) Awards($)(2)  tions sation(3)
--------------------------------------------------------------------------------
Allen Weintraub (4)       1997  $300,000  $625,000         0     1,734   $6,750
 Chief Executive officer  1996   299,488   548,000  $142,000    34,062    6,000
 Chairman of the Board    1995   270,012   365,000         0    38,000    5,250
 and Advest, Inc.

Grant W. Kurtz(5)(7)      1997   215,000   450,000         0      2,823    6,750
 president of the Company 1996   214,088   390,000   105,000     28,985    6,013
 and Advest, Inc.         1995   197,625   260,000         0     25,000    5,237

Harry H. Branning(6)      1997   220,000   255,900         0      2,862    6,753
 Executive Vice President 1996   220,000   237,681         0     12,002    6,000
 of Advest, Inc.          1995   204,475   118,000         0     12,000    5,250

George A. Boujoukos(5)    1997  $180,000  $230,000         0      1,988   $7,275
 Executive Vice President 1996   180,000   210,000    55,000      8,741    6,298
 of Capital Markets of    1995   167,250   140,000         0      7,500    5,101
 Advest, Inc.

Allen G. Botwinick(5)     1997  $135,000  $220,000         0        804   $9,045
 Executive Vice President 1996   135,000   193,000    51,000      6,000    6,762
 of Administration and    1995   127,313   130,000         0          0    4,318
 Operations of the Company
 and Advest, Inc.


(1) Includes the portion of pre-tax compensation invested in the Company's common stock and options by the executive officers at their election under the Executive Equity Program. This program (which is substantially similar to the Advest Equity Plan offered to certain other employees) allows executive officers to invest up to 7.5% of their pre-tax compensation in units consisting of one share of Company common stock and one stock purchase option. The purchase price for the units is equal to the fair market value of the common stock. Option grants under this program are made in January corresponding with share purchases during the preceding calendar year and are reflected in the Securities Underlying Options for the fiscal year during which they are received. The shares and options vest, respectively, three and five years after calendar year end and will be forfeited under certain circumstances if the executive officer's employment ends prior to vesting.

(2) Includes grants of restricted stock delivered under the Executive Equity Program on a mandatory basis. These grants were under a modification of the Management Incentive Plan (MIP) providing for delivery of restricted stock valued at current market in lieu of a cash bonus. If the executive officer's employment ends before the shares vest in 2001, under certain circumstances the shares may be forfeited. Under the Key Professionals Equity Plan for fiscal 1998, executive officers will be required to invest a portion of their incentive compensation over $100,000 in Company shares purchased at a 20% discount from market. The portion invested will vary from 20% to 35% based on compensation levels. These shares will be restricted for 36 months and will be forfeited under certain circumstances if the executive officer's employment ends prior to vesting.

(3) Includes direct and matching cash contributions made by the Company to the Advest Thrift Plan Accounts of the executive officers through 9/30/97.

(4) Mr. Weintraub is a party to an employment agreement with the Company dated 2/14/91, and restated as of 11/30/95, providing for continued employment as Chief Executive Officer through 2/13/99. The agreement provides that Mr. Weintraub's compensation will be set by the Human Resources Committee, but in no event will his base salary be less than his base salary on 2/14/91, nor will his share of payments under the MIP be less than that of any other participant. For aggregate fees of $90,000 per year, upon request by the Board, for a 10-year period following his retirement Mr. Weintraub will provide services to the Company as director and consultant. Mr. Weintraub will also receive supplemental benefits each year during that 10-year period to the extent that payments under the above provisions, together with amounts attributable to social security income and Company contributions to the Advest Thrift Plan and its predecessors on his behalf, are less than one-half of the sum of his average base salary and bonus (disregarding any bonus over 25% of base salary) over his final three years of full-time employment (or $200,000, if less). These amounts may also be paid in an alternative form of equivalent value upon Mr. Weintraub's election.

(5) The named executive officer is a participant in the Company's Executive Post-Employment Income Plan, a non-qualified defined benefit plan which covers certain senior executives of the Company designated by the Board. The plan is designed to provide those senior executives with income for 10 years after retirement equal to a target percentage of their final average compensation. Average compensation includes base pay and bonus (disregarding any bonus in excess of 25% of base compensation) and is measured over the highest three consecutive years during the 10 years prior to retirement. The target percentage is 1% for each year of service with the Company before 10/1/93 and 1.5% for each year of service thereafter. The plan will provide supplemental benefits to reach the target percentage, after taking account of one-half of an assumed level of social security benefits and the annuity value of the senior executive's retirement plan accounts attributable to Company contributions and projected earnings. At 9/30/97 there were six participants in the plan. Estimated annual benefits payable at normal retirement age to the named executive officers is as follows: Kurtz ($76,736); Botwinick ($26,656); Boujoukos ($19,489).

(6) Mr. Branning's salary for 1997, 1996 and 1995 includes net commissions on securities transactions of $60,000 for each year. Under agreements with the Company, Mr. Branning earned incentive compensation during fiscal 1997 based upon profitability of the retail branch system, return on equity and satisfaction of certain predetermined job goals, and during fiscal 1996 and 1995 based upon earnings per share, return on equity and satisfaction of certain predetermined job goals.

(7) Mr. Kurtz is a party to an employment agreement with the Company dated 10/1/97 providing for continued employment as President through 9/30/02. The agreement provides that Mr. Kurtz's compensation will be set by the Human Resources Committee, but in no event will his base salary be less than his base salary on 9/30/02, nor will his share of payments under the MIP be less than that of any participant other than the Chief Executive Officer.

                      Option Grants in Last Fiscal Year

The following table summarizes option grants made during the fiscal year ended September 30, 1997 to the executive officers named in the Summary Compensation Table.

                          Individual Grants (1)
                ----------------------------------------
                                                                   Potential
                                                                  Realizable
                                                                    Value at
                                                                     Assumed
                            % of Total                          Annual Rates
                 Number of     Options                        of Stock Price
                Securities  Granted to                          Appreciation
                Underlying   Employees  Exercise   Expir-         For Option
                   Options   In Fiscal     Price   ation             Term(2)
Name               Granted        Year  ($/Share)  Date         5%      10%
-----------------------------------------------------------------------------
Allen Weintraub      1,734      0.44    $11.375    12/31/03  $ 8,030  $18,712
Grant Kurtz          2,823      0.72    $11.375    12/31/03  $13,073  $30,464
Harry H. Branning    2,862      0.73    $11.375    12/31/03  $13,253  $30,885
George Boujoukos     1,988      0.50    $11.375    12/31/03  $ 9,206  $21,453
Allen G. Botwinick     804      0.20    $11.375    12/31/03  $ 3,723  $ 8,676


(1)     All option grants were made pursuant to The Advest Group, Inc. 1993
Stock Option Plan.   All grants were made with an exercise price equal to the
closing price per share of the Company's Common Stock on the date of the grant and become exercisable in their entirety on 1/1/02. Option holders may use previously owned shares to pay all or part of the exercise price.

(2) The assumed rates of annual appreciation are calculated from the date of grant through the last date the option may be exercised. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions and may be more or less than the values reflected in either column.


                 Option Exercises and Fiscal Year-End Values

The following summarizes option exercises during the fiscal year ended September 30, 1997 by the Executive Officers named in the Summary Compensation Table and the value of their unexercised options at September 30, 1997. The value of unexercised in-the-money options is calculated by determining the difference between the exercise price of the options and the fair market value of the shares of Common Stock on September 30, 1997 ($26.313).


                                           Number of           Total Value of
                                          Securities              Unexercised
                                          Underlying               in - the -
                                         Unexercised              Money Stock
             Shares                    Stock Options               Options at
           Acquired               at Fiscal Year-End          Fiscal Year-End
                 on    Value    ---------------------    --------------------
              Exer-    Real-       Exer-       Unexer-       Exer-   Unexer-
Name           cise     ized     cisable       cisable     cisable   cisable
-----------------------------------------------------------------------------
Allen
 Weintraub    9,000  $153,000    41,667       61,129     $839,132  $1,128,176
Grant W.
 Kurtz       13,000   222,000    22,334       48,474      450,171     880,531
Harry H.
 Branning     5,774    87,683         0       23,864            0     432,479
George A.
 Boujoukos    7,500    45,000    10,000       15,729      201,255     281,224
Allen G.
 Botwinick    5,000    93,100     8,334       15,137      168,247     168,247

                           Share Performance Chart

The following chart compares the value of $100 invested in the Company's Common Stock on September 30, 1992 during the five-year period through September 30, 1997, with a similar investment in the Standard and Poor's 500 Index or in a peer group consisting of ten comparable regional securities firms. The chart assumes reinvestment of any dividends and peer group investment weighted by relative market capitalization at the beginning of each year.





          [Performance graph appears here: comparison of five year cumulative total return among the Advest Group, Inc., S&P 500 index and peer group]






Measurement Period         The Advest                                     S&P
(fiscal year covered)      Group, Inc.           Peer Group         500 Index
-----------------------------------------------------------------------------
Measurement Pt - 09/30/1992   $100                  $100               $100
FYE 09/30/1993                 121                   161                113
FYE 09/30/1994                  87                   132                117
FYE 09/30/1995                 155                   190                152
FYE 09/30/1996                 166                   221                183
FYE 09/30/1996                 449                   490                257


Peer Group Companies:
First Albany Companies, Inc.
Inter-Regional Financial Group
Interstate/Johnson Lane, Inc.
Legg Mason, Inc.

McDonald & Co. Investments, Inc.
Morgan Keegan, Inc.
Piper Jaffray Companies, Inc.



Raymond James Financial, Inc.
Scott & Stringfellow Financial, Inc.
Stifel Financial Corp.

                            CERTAIN TRANSACTIONS

Several of the Company's subsidiaries, including Advest, Inc. and Advest Bank and Trust Company (Advest Bank), extend credit in the ordinary course of their business. Advest, Inc. is a registered broker-dealer and extends credit in connection with its customers' margin accounts under Regulation T of the Federal Reserve Board. Advest Bank is a Federally-chartered capital stock bank which makes residential, consumer and commercial loans in the ordinary course of its business. Several directors and executive officers, nominees for director, and members of such persons' families and entities related to them, have margin accounts with Advest, Inc. or loans from Advest Bank or both, which are, individually or in the aggregate, in excess of $60,000. In each case such loans have been made in the ordinary course of business of Advest, Inc. or Advest Bank, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                      PROPOSAL 2.  STOCKHOLDER PROPOSAL

     The Company has been informed by Mr. John Jennings Crapo, Post Office Box 151, Porter Square, Cambridge, MA 02140-0002, the owner of 232 shares, that he plans to present a resolution at the meeting concerning charitable contributions by the Company. The Board of Directors and Management believe that adoption of this resolution is not in the best interests of the Company and recommends a vote AGAINST this resolution. An affirmative vote of a majority of the votes cast by holders entitled to vote at the meeting would be required for adoption of this resolution. The resolution, as submitted by Mr. Crapo, is as follows:

"The stockholders recommend that the Board of Directors of THE ADVEST GROUP, INC. (the "Registrant") publish in the proxy statement of each Stockholder Annual Meeting an appendix containing an item concerning the charitable donations program of the registrant for the immediate past calendar year which the following information:

i. An explanation of at least five hundred words explaining the standards of the registrant and procedures of the registrant governing it's donations to Internal Revenue Service ("IRS") approved private foundations to include standards for denial of such help.

ii. An enumeration of IRS qualifying charities and IRS approved foundations which our Board of Directors plans to help in the ensuing calendar year, included with each charity and foundation an elucidation of at least twenty-five words how it complied with the standards and procedures enunciated in i."


THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMENDS A VOTE AGAINST THIS PROPOSAL 2, FOR THE FOLLOWING REASONS:

The Company maintains an active program of charitable giving, supporting worthy organizations in the communities where we conduct business. The Company also encourages our employees to support financially and to volunteer their time to assist charitable organizations. However, we do not feel that the disclosure requested by the shareholder proponent would provide meaningful information or in any way serve the interests of our shareholders. The charitable donation program of the Company is a matter supervised by management, rather than the Board of Directors, and contributions are generally not determined sufficiently far in advance to permit the disclosure proposed. The proposal would require unnecessary and time consuming record keeping. In addition, the proposed disclosures might unnecessarily involve the Company in controversy. Because this proposal would not serve our objective of maximizing value to shareholders, we do not support and recommend a vote AGAINST this proposal.


                   STOCKHOLDER PROPOSALS FOR FUTURE MEETINGS

Stockholder proposals intended to be presented at the Annual Meeting of Stockholders in 1999 must be received by the Company at its principal executive office in Hartford, Connecticut not later than August 20 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 1999.

                         RELATIONSHIP WITH AUDITORS

The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent accountants, as the independent auditors of the Company for the fiscal year ending September 30, 1998. It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders where they will each have opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                                OTHER MATTERS

The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment on such matters.





                                        Lee G. Kuckro
                                            Secretary
                                    December 22, 1997

                                 DETACH HERE

PROXY                                                                  PROXY

                           THE ADVEST GROUP, INC.
             90 State House Square, Hartford, Connecticut 06103
          PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                              JANUARY 29, 1998

The undersigned stockholder of The Advest Group, Inc. hereby appoints Allen Weintraub, Lee G. Kuckro and David A. Horowitz or any of them, attorneys, and proxies for the undersigned, with power of substitution to act for and to vote, as designated below, with the same force and effect as the undersigned, all shares of the Company's Common Stock standing in the name of the undersigned at the Annual Meeting of Stockholders of The Advest Group, Inc. to be held at The Court Room of the Old State House, 800 Main Street, Hartford, Connecticut on January 29, 1998 at 10:30 a.m. and any adjournments thereof:

                                 DETACH HERE

/X/      Please mark votes as in this example.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND AGAINST PROPOSAL 2.

1.   Election of three Directors
     Nominees:    Ronald E. Compton, William B. Ellis,  Marne Obernauer, Jr.

/__/ FOR                  /__/ WITHHELD

/__/       ________________________________
           For all nominees except as noted above

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THE FOLLOWING PROPOSAL 2.

2. Stockholder proposal to require Proxy Statement disclosure of the Company's charitable giving:

          /__/ FOR              /__/ AGAINST           /__/ ABSTAIN

3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       /__/

MARK HERE IF YOU PLAN TO ATTEND THE MEETING             /__/

The undersigned hereby acknowledges receipt of notice of said meeting and the related Proxy Statement.

Please mark, date and sign exactly as name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. Executors, administrators, trustees, etc. should give full title as such.

If the stockholder giving this proxy attends the Meeting they may vote in person in lieu of having their proxy voted.

Please sign and return promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.

Signature: ____________________ Date: _____________________
Signature: ____________________ Date: _____________________